UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DEVON ENERGY CORPORATION
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SUPPLEMENT TO THE 2020 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2020

The following material supplements the 2020 Notice of Annual Meeting and Proxy Statement (the “Proxy”) of Devon Energy Corporation (“Devon”) and should be read in conjunction with the Proxy. At the 2020 Annual Meeting, stockholders are being asked to, among other things, approve, in an advisory vote, the compensation provided to Devon’s named executive officers as described in the Proxy. Devon’s Board of Directors recommends that stockholders vote FOR the resolution approving such compensation. In its Proxy Analysis and Benchmark Policy Voting Recommendations, Institutional Shareholder Services Inc. (“ISS”) recommended that its clients vote AGAINST that proposal (the “ISS Recommendation”). It is notable that Glass Lewis, the other leading proxy advisor, disagrees with the ISS Recommendation and provided a recommendation FOR approval of the compensation of Devon’s named executive officers. Set forth below is additional support for Devon’s position.

DEVON IS COMMITTED TO MAINTAINING A ROBUST AND TRANSPARENT EXECUTIVE COMPENSATION PROGRAM

Devon’s executive compensation program consistently aligns realized compensation outcomes with Devon’s performance during the reviewed year. Our executive compensation practices consistently result in a pay-for-performance tie that is among the strongest in Devon’s peer group.

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By design, strong relative and overall total stockholder return (“TSR”) performance results in higher realizable pay, while weak relative and overall TSR performance results in lower realizable pay. Devon’s TSR for the years 2016 to 2019 was -15.3%. Over the same period, CEO realizable pay was 18.3% less than target pay and actual W-2 reported pay was 35.7% below target pay.

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In 2019, our stock price increased, we reduced our long-term debt, high-graded our asset portfolio through strategic divestments, and re-aligned our overall cost structure. Devon’s actions resulted in above-target overall performance results for 2019, including a TSR placing Devon within the top third of our 2019 peer group.

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Many of Devon’s past performance share units have paid out at or below target because Devon does not apply a secondary metric to “save the day” when Devon has underperformed on relative TSR. Devon is transparent with our pay practices and, in the spirit of transparency, Devon’s CEO has even voluntarily disclosed the income reported on his W-2 form.

DEVON DISAGREES WITH THE ISS RECOMMENDATION

The ISS Recommendation appears to hinge on two issues: ISS cites concern with (1) age credits that were granted under Devon’s pension plan to two named executive officers and (2) target goals under Devon’s short-term incentive program (i.e., cash bonus for 2019) that were, in ISS’ view, set below Devon’s 2018 attained performance. We believe the age credits were appropriate under the circumstances and ultimately benefit Devon’s stockholders. We also believe that target goals for 2019 were rigorous and, on the whole, more rigorous than the prior year.

Granting the 2019 Age Credits Benefitted Stockholders’ Interests

The Age Credits Granted to Mr. Vaughn Not Only Produced Short-Term Savings and Supported a Successful Executive Transition, But Will Also Create Long-Term Savings

Mr. Tony Vaughn, Devon’s former Chief Operating Officer (“COO”), was granted three years of age credits in September 2019 in order to effectuate (1) the announcement of his pending retirement and (2) Devon’s strategic succession planning. Upon the announcement of Mr. Vaughn’s retirement, Mr. David Harris was named Executive Vice President Exploration & Production (“EVP E&P”) and assumed a majority of Mr. Vaughn’s duties and responsibilities. The difference in compensation for their positions – COO versus EVP E&P – is significant. For a single year, the target total direct compensation (salary + target bonus + long-term incentives) for the COO position exceeds that of the EVP E&P by $1.441 million, which is greater than the one-time expense associated with Mr. Vaughn’s additional pension age credit.

Devon Has Yet to Incur Any Expense for the Age Credits Granted to Mr. Taylor (and May Never Incur Any Expense)

Mr. Lyndon Taylor, Devon’s Executive Vice President and General Counsel since 2007, was promoted to the position of Chief Legal and Administrative Officer in September 2019 and granted age credits. Granting the age credits alone generated no immediate cash cost to Devon. Moreover, the potential cost of his age credits diminishes with each day after turning age 62 that Mr. Taylor (who will turn 62 next month) continues to work at Devon. If he continues his employment until age 65, the actual incremental cost of his pension age credit will be zero as the benefits under Devon’s pension are capped once a participant reaches 65.

Devon Has Never Made a Practice of Granting Pension Credits to Our Executives

Based on a review of Devon’s pension plan going back more than 15 years, Devon has not awarded pension credits (age or service) to executives other than those granted to Mr. Vaughn and Mr. Taylor. ISS has characterized Devon’s granting of the age credits to be a “problematic practice.” Devon has not, and has no intent in the future, to make granting age credits a “practice.” Devon believes that companies should not routinely credit pension benefits beyond what has been earned and is mindful of the decisions we make for succession purposes, as well as the costs that would be incurred.

Setting Rigorous Target Goals Is Customary at Devon

Devon’s 2019 Quantitative Goals Were Set at Higher Levels Than Devon’s 2018 Quantitative Goals

For 2018, the performance cash bonus paid to Devon’s executives was 90% of the target award, in large part due to Devon not meeting four of the six quantitative goals that had been set for the year. For 2019, the same six quantitative measures were used in establishing goals for the year. Goals on four of the measures were the same in 2019 as 2018: Cash Return on Capital Employed (CROCE), All-In Return on Capital, Improve the Overall Value of Devon’s Risked Resource Portfolio, and TSR. A fifth quantitative goal – expenditures – was more rigorous in 2019 versus 2018. The remaining quantitative goal for 2019 – production volume – superficially appears to be less than the prior year but only if the effect of Devon’s divestitures in 2019 are not taken into account. In early 2019, Devon announced the marketing of our Canadian and Barnett Shale assets, which represented over 45% of Devon’s overall production volume in 2018. Devon did not include those assets in the production volume goal for 2019. If those assets are excluded from both the 2018 and 2019 production volume goal, which is necessary to make a year-over-year comparison, Devon’s production volume goal actually increased by 8%. Following 2018, Devon did not adjust the two goals that had been met to increase them to the achieved results in 2018 (as the ISS Recommendation suggests should have occurred), but Devon also did not adjust the four goals that had not been met to reduce them to the achieved results. Importantly, neither of the two returns-based quantitative measures were adjusted in 2019, even though goals were only achieved on one of the two measures in 2018.

Devon Achieved Superior Performance on 2019 Quantitative Goals, Which Has Been Recognized by the Market

For 2019, Devon exceeded goals on all six of the quantitative performance measures, which, in part, resulted in the payment of an above-target bonus (150%). The market validated this outstanding performance: Devon’s TSR in 2019 ranked 4th in our 15-member peer group. By contrast, Devon’s TSR in 2018 ranked 13th in the same 15-member peer group, which, as noted above, occurred in a year when Devon did not meet four of the six quantitative goals.

Devon believes that the foregoing supports a vote FOR the approval of the compensation of Devon’s named executive officers